Exhibit 99.1

Meade Instruments Corporation 6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A. (949) 451-1450 • FAX: (949) 451-1460 • www.meade.com

Meade Instruments Corp.	The Piacente Group, Inc.
Paul Ross, CFO	Shelley Young
Tel: 949-451-1450	Tel: 212-481-2050
Fax: 949-451-1460	Email: shelley@tpg-ir.com

MEADE INSTRUMENTS REPORTS Q3 RESULTS

IRVINE, Calif. — January 15, 2009 — Meade Instruments Corp. (Nasdaq GM: MEAD), a leading designer and manufacturer of optical products, including telescopes, binoculars and accessories, today reported net sales of $23.4 million for the third quarter of fiscal 2009 ended November 30, 2008, compared with $51.4 million for the third quarter of fiscal 2008.  The Company reported a net loss of $2.8 million, or $0.12 per share, for the third quarter of fiscal 2009, compared with a net loss of $1.6 million, or $0.07 per share, in the third quarter of fiscal 2008.  The net loss for the current quarter was impacted by $1.5 million, or $0.07 per share, in restructuring costs.

The Company’s third quarter net revenues of $23.4 million were down approximately 54% from the prior year quarter, due in part to a very challenging macroeconomic environment.  Reduced distribution outlets, increased competition and weak demand all contributed to the decrease in net revenue.  Net revenue was also impacted by the divestiture earlier in the year of the Company’s Simmons®, Weaver® and Redfield® sports optics brands.  Further, the sales decline was also due to lower sales of the Company’s high-end telescopes and related accessories due to the continued ramp-up of the Company’s manufacturing facility in Mexico, which is still not producing high-end telescopes at levels that meet customer demand, resulting in a backlog for certain high-end telescopes.  Revenues also decreased 46% in Europe.

Gross profit for the third quarter of fiscal year 2009 was $5.5 million, or 24% of net sales, compared with $8.7 million or 17% of net sales in the comparable quarter of fiscal year 2008.  The improvement in gross profit margin was primarily due to the non-recurrence of inventory write-downs that occurred during the third quarter of the prior year, as well as lower indirect manufacturing costs as a result of the closure of the Company’s U.S. manufacturing operations and transition of high-end telescope production to our Mexico facilities.  These cost improvements substantially offset the lower sales volume and enabled the Company to maintain its gross margins.

Selling, general and administrative expenses for the third quarter of fiscal 2009 were $5.5 million, compared with $7.4 million for the same quarter of the prior year.  The decrease was primarily due to decreased sales volumes, lower headcount and reduced discretionary spending.

Subsequent to quarter end, the Company entered into two letters of intent with its lessor for an early termination to its lease agreement at its Irvine facility and a transition into a more cost-effective building for its ongoing U.S. operations. As a consequence, the Company recorded a restructuring charge in the third quarter of fiscal year 2009 of $1.2 million for the contingent liability associated with the lease termination. With the significant reduction in facility size, the Company expects to realize annual facility cost savings of $1.4 million on an ongoing basis.  The Company expects to finalize these arrangements during the fourth quarter of fiscal 2009.  The Company also recorded a $0.3 million restructuring charge for severance related to headcount reductions during the quarter.

As of November 30, 2008, the Company was not in compliance with the minimum EBITDA covenant as set forth in its credit agreement with Bank of America.  The Company is working with its lender to obtain a waiver or amendment; however, there can be no assurance that such waiver will be obtained.  If no amendment or waiver is obtained, the Company will be in default under the provisions of the credit facility and the Company’s lender may accelerate repayment. In this event, the Company may need to raise funds to repay its lender, and there can be no assurance that such funds will be available.

“Our third quarter results reflect the extremely challenging macroeconomic conditions, which continue to deteriorate, combined with the unprecedented weakness in the credit markets,” said Steve Muellner, President and Chief Executive Officer of Meade.  “Still, we performed reasonably well considering the extent of negative conditions in the marketplace and the impact on manufacturers and retailers globally, especially for sales of discretionary goods such as telescopes.  We improved gross margins and continued to realize cost savings from the Company’s restructuring efforts.  To further reduce our overhead costs, we expect to terminate our Irvine lease and move to less expensive real estate by the end of the fiscal year, with significant cost savings to be realized in fiscal 2010.  In short, management has been working diligently to remove significant operating expense from the Company’s overhead costs, in order to better align our cost base with the lower activity levels.”

Mr. Muellner concluded, “The overall turnaround of the Company is a continuing effort, and we will continue to look for opportunities to further reduce our cost structure, navigate through the economic malaise and better position the Company for profitability.”

ABOUT MEADE INSTRUMENTS

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer.  Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release contains comments and forward-looking statements based on current plans, expectations, events, and financial and industry trends that may affect the Company’s future operating results and financial position, including, without limitation, the Company’s expectations that the cost savings and improved gross margins can be sustained and will be a key driver toward profitability; that the Company will continue to implement further headcount and other cost reductions; and that the Company will finalize a solution for its excess facility space and that the savings will be in the amount projected by the Company.  Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above.  Such risks and uncertainties include, without limitation: the Company’s ability to execute on its restructuring initiatives and achieve the projected cost savings, as well as the potential need for further restructuring activities; the Company’s ability to obtain a waiver or amendment from Bank of America for the period ended November 30, 2008; the Company’s ability to remain in compliance with its credit facility covenants thereafter; the levels of revenue achieved and the negative impact on liquidity and bank covenants should the Company not meet its revenue projections; the Company’s ability to successfully finalize an arrangement for its excess facility; as well as other risks and uncertainties previously set forth in the Company’s filings with the Securities and Exchange Commission. The historical results achieved are not necessarily indicative of future prospects of the Company. For additional information, please refer to the Company’s filings with the Securities and Exchange Commission.

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MEADE INSTRUMENTS CORP.

STATEMENT OF OPERATIONS DATA

(Unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2008	2007	2008	2007

Net sales	$23,429	$51,441	$47,963	$85,256
Cost of sales	17,910	42,789	37,289	72,477
Gross profit	5,519	8,652	10,674	12,779

Selling expenses	2,363	5,001	6,320	10,169
General and administrative expenses	3,156	2,383	9,316	7,932
Loss (Gain) on brand sales	62	—	(5,203)	—
ESOP expense	—	57	179	192
Restructuring costs	1,548	365	1,548	365
Research and development expenses	441	437	1,301	1,446

Operating income (loss)	(2,051)	409	(2,787)	(7,325)

Interest expense	85	555	203	880

Loss before income taxes	(2,136)	(146)	(2,990)	(8,205)

Income tax expense	654	1,476	62	1,638

Net loss	$(2,790)	$(1,622)	$(3,052)	$(9,843)

Per share information:
Net loss — basic and diluted	$(0.12)	$(0.07)	$(0.13)	$(0.47)

Weighted average common shares outstanding — basic and diluted	23,377	22,973	23,360	20,916

MEADE INSTRUMENTS CORP.

PRELIMINARY BALANCE SHEET DATA

(Unaudited)

(in thousands)

	November 30,	February 29,
	2008	2008

ASSETS
Current assets:
Cash	$354	$4,301
Accounts receivable, net	18,539	8,424
Inventories	16,249	22,659
All other current assets	530	556
Long-term assets	6,138	9,852

	$41,810	$45,792

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank lines of credit	$5,967	$5,877
Accounts payable	7,150	6,650
Accrued expenses and other current liabilities	5,550	5,983
Accrued Lease liability	1,200	—
Income taxes payable	838	450
Long-term debt and other obligations	1,033	2,236
Total stockholders’ equity	20,072	24,596

	$41,810	$45,792